AMVESTORS FINANCIAL CORPORATION AND SUBSIDIARIES     EXHIBIT 11
                      CALCULATION OF EARNINGS (LOSS) PER SHARE
                       (000's Omitted, except per share data)


                                        For the Three Months Ended March 31,

                                                     1997       1996





CALCULATION OF PRIMARY EARNINGS
    PER SHARE

    Earnings for primary earnings per share .....   $ 5,505     7,421

    Average number of shares outstanding ........    13,208    10,155

    Dilutive effect of stock options and warrants
     after application of treasury stock method .       542       272

    Average number of common shares and
     common equivalents outstanding .............    13,750    10,427

    Primary earnings per share ..................   $   .40       .71

CALCULATION OF FULLY DILUTED EARNINGS
    PER SHARE

    Earnings for fully diluted earnings per share   $ 5,505     7,421
    Add back interest expense on Subordinated
    debentures ..................................       932

    Earnings for fully diluted earnings per share   $ 6,437     7,421

    Shares used in calculating primary
     earnings per share .........................    13,750    10,427

    Shares resulting from assumed conversion of
    Subordinated debentures .....................     3,796         _
    Additional dilutive effect of stock options
     and warrants after application of treasury
     stock method ...............................         3        66

    Average number of common shares outstanding
     on a fully diluted basis ...................    17,549    10,493

     Fully diluted earnings per share ...........   $   .37       .71
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